SEPARATION AGREEMENT AND FULL AND FINAL RELEASE

This agreement (Agreement) is entered into between George Miketa (Employee) and SunOpta, Inc.  (Company).

1. Termination of Employment Relationship.  Employee and the Company will end their employment relationship on November 1, 2019 (the "Termination Date").  The Company may relieve Employee of all duties and place the Employee on administrative leave prior to the Termination Date by providing written notice. Employee no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company after the earlier of being placed on administrative leave or the Termination Date.  Employee acknowledges (i) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) Employee has reported to the Company any and all work-related injuries incurred during employment; and (iii) the Company properly provided any leave of absence because of Employee's or a family member's health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

2. Consideration.  In consideration of Employee's promises in this Agreement, and upon expiration of the revocation period so long as Employee has not revoked, the Company will provide Employee:

A. Severance pay in the total gross amount of $370,000.00, to be paid as soon as administratively feasible; and

B. If Employee elects COBRA, Company will pay Employer portion and COBRA fees for medical and dental coverage for twelve (12) months. Employee is responsible for the Employee portion of such coverage.

C. Outplacement Benefits. Employer will provide Employee with outplacement benefits for six (6) months through Challenger, Gray & Christmas.

D. In addition, any shares granted as part of merit for 2019 performance will vest.

The Company will apply standard tax and other applicable withholdings to payments made to Employee.  Employee agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Employee already is entitled.  The Company also will pay Employee accrued but unused vacation regardless of whether Employee signs this Agreement.  Although the Company is under no obligation to provide reinstatement, employment, re-employment, consulting or other similar status, if the Company recalls Employee within three months of termination, Employee may be obligated to repay certain severance benefits as more fully explained in the Company Severance Plan.

3. Full and Final Release.  In consideration of the benefits provided by the Company, Employee, for Employee personally and Employee's heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the "Released Parties"), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date Employee signs this Agreement.  Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination and retaliation prohibited by Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, including the amendments provided by the Older Workers Benefits Protection Act, or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge.

4. Exceptions to the Release and No Interference with Rights.  The above release does not waive claims (i) for unemployment or workers' compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, and (iv) which cannot be released by private agreement. Employee understands that nothing in this Agreement (a) limits or affects Employee's right to challenge the validity of this Release under the ADEA or the OWBPA or (b) prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information,  or (c) prevents Employee from exercising Employee's rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement, Employee is waiving his right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on his behalf by any third party, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

5. Continuing Obligations.  Notwithstanding the cessation of your employment and in consideration of the payments and benefits set out in this Agreement, you represent and warrant that you have abided by all of the obligations set out in your Employment Agreement dated effective as of November 1, 2017 and you confirm and agree that, the provisions of the Employment Agreement relating to Nondisclosure of Confidential Information, Non-Competition and Non-Solicitation obligations shall survive the cessation of your employment and the termination of the Employment Agreement and shall be enforceable in accordance with their terms for a period of twelve (12) months from your Termination Date.

6. Agreement Confidentiality.  The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Employee at any time to any person other than Employee's lawyer or accountant, a governmental agency, or Employee's immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.

7. Cooperation.  Employee agrees to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within the knowledge or responsibility of Employee.  Without limiting the foregoing, Employee agrees (i) to meet with a Released Party's representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party's representative, except as may be required by law.  The Company will reimburse Employee for reasonable expenses in connection with the cooperation described in this paragraph.

8. Non-Admission.  This Agreement shall not be construed as an admission by the Company of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

9. Non-Disparagement.  Except as otherwise provided in Paragraph 4 above, Employee agrees not to make statements to clients, customers and suppliers of the Company (or any of its affiliates) or to other members of the public that are in any way disparaging or negative towards the Company, any of its affiliates, or the products, services, representatives or employees of any of the foregoing.  Nothing in this paragraph prohibits Employee from complying with a court order or lawful subpoena.

10. Advice of Counsel, Consideration and Revocation Periods, Other Information.  The Company advises Employee to consult with an attorney prior to signing this Agreement.  Employee has 45 days to consider whether to sign this Agreement (the "Consideration Period").  Employee must return this signed Agreement to the Company's representative set forth below within the Consideration Period but not prior to the Termination Date.  If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms.  Additionally, Employee shall have fifteen days from the date of the signing of this Agreement to revoke this Agreement by delivering a written notice of revocation within the fifteen-day revocation period to Jill Barnett, SunOpta, 7301 Ohms Lane Suite 600, Edina MN 55439.  If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the sixteenth day after Employee signs this Agreement provided Employee does not revoke this Agreement.  Any modification or alteration of any terms of this Agreement by Employee voids this Agreement in its entirety. The Company has attached as Exhibit A information regarding the group of individuals covered by the employment termination program; the applicable eligibility factors, and the applicable time limits; a list of the job titles and ages of all individuals eligible or selected for the employment termination program as well as those who are not; and the applicable severance plan. Employee agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period.  Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

11. Applicable Law and General Provisions.  This Agreement shall be interpreted under Minnesota law.  This Agreement sets forth the entire agreement between the parties.  Employee is not relying on any other agreements or oral representations not fully addressed in this Agreement.  Any prior agreements between or directly involving Employee and the Company are superseded by this Agreement, except any prior agreements related to inventions, business ideas, confidentiality of corporate information, and non-competition remain intact.  To the extent of any conflict between the terms of this Agreement and the Company's severance plan, the provisions of this Agreement shall prevail.  The provisions of this Agreement are severable, and if any part of this Agreement except Paragraph 3 is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective.  The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement.

Date: 12/16/2019	Jill Barnett SunOpta 7301 Ohms Lane, Suite 600 Edina, MN 55439	/s/ Jill Barnett____________________ Signature

Employee has read and understood this Agreement, signs this Agreement waiving valuable rights, and acknowledges that this Agreement is final and binding.

Date: 12/16/2019 Not valid if signed before Termination Date	George Miketa______________ Name Printed	/s/ George Miketa__________________ Signature